      As filed with the Securities and Exchange Commission on August 5, 1997
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                           7359                   23-2679963
(State or other            (Primary Standard Industrial     (I.R.S. employer
jurisdiction of             Classification Code Number)    Identification No.)
incorporation or
organization)
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

--------------------------------------------------------------------------------

                      JEROME M. WENGER CONSULTING AGREEMENT
                            (full title of the plan)

--------------------------------------------------------------------------------

                              George R. Jensen, Jr.
                      President and Chief Executive Officer
                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Douglas M. Lurio, Esquire
                               Lurio & Associates
                         1760 Market Street, Suite 1300
                             Philadelphia, PA 19103
                                 (215) 665-9300

       -----------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

 Title of                      Proposed          Proposed
Securities       Amount         Maximum           Maximum          Amount of
  to be           to be     Offering Price       Aggregate       Registration
 Offered       Registered    Per share (1)   Offering Price (1)     Fee(1)
 -------       ----------    -------------   ------------------    --------

Common Stock   160,000         $ .365            $58,400             $ 17.70

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the average of the bid and asked price for the Common Stock on the OTC Electronic Bulletin Board on July 28, 1997. The registration fee represents 1/33 of 1% of the proposed maximum aggregate offering price.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (g) below are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


         (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 1996; and

         (b) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended September 30, 1996; and

         (c) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended December 31, 1996; and

         (d) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended March 31, 1997; and

         (e) The Registrant's current report on Form 8-K filed on December 19, 1996.

         (f) The Registrant's current report on Form 8-K filed on May 22, 1997.

         (g) The Registrant's current report on Form 8-K filed on July 8, 1997.

Item 4.  Description of Securities

         The Company is proceeding with the registration of 160,000 shares pursuant to an agreement with Jerome M. Wenger dated April 1, 1997. These shares are being issued for services rendered between April 1, 1997 and July 31, 1997.

         The Company is authorized to issue up to 55,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,200,000 shares of undesignated Preferred Stock, all of which has been designated Series A Convertible Preferred Stock, no par value ("Preferred Stock").

         As of June 30, 1997, there were 29,969,724 shares of Common Stock issued and outstanding.

         The foregoing amount does not reflect shares of Common Stock issuable by the Company upon the conversion of the Preferred Stock or any accrued and unpaid dividends thereon. As of June 30, 1997, 861,205 shares of Preferred Stock were issued and outstanding and are convertible into 10,334,460 shares of Common Stock through December 31, 1997 and 8,612,050 shares of Common Stock thereafter. As of June 30, 1997, there were $2,839,000 of accrued and unpaid dividends on the Preferred Stock which are convertible at the rate of $.83 per share of Common Stock through December 31, 1997 and at the rate of $1.00 per share of Common Stock thereafter. As of June 30, 1997, a total of 38,255 shares of Preferred Stock have been converted into 414,650 shares of Common Stock and accrued and unpaid dividends thereon have been converted into 174,574 shares of Common Stock.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the remaining 1,414,000 1995 Warrants, 1,998,000 1996 Warrants, 374,000 1996-B Warrants, 1,600,000 1997 Warrants or the 2,000,000
Warrants held by affiliates and/or consultants to GEM Advisors, Inc., issued and outstanding as of June 30, 1997.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the outstanding stock options or purchase rights to acquire Common Stock. As of June 30, 1997, the Company has issued to its Directors, executive officers, consultants, and employees options to acquire up to 100,000 shares of Common Stock at $.50 per share, options to acquire up to 1,236,000 shares of Common Stock at $.45 per share, options to acquire up to 2,565,000 shares of Common Stock at $.25 per share, and options to acquire up to 70,000 shares of Common Stock at $.05 per share. The Company has also issued purchase rights to acquire up to 157,300 shares of Common Stock at $1.00 per share. All options to purchase Common Stock were granted at prices at or above the market value on the date of the grant.

         The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Lurio & Associates, counsel to the Company, is the beneficial owner of an aggregate of 2,500,000 shares of Common Stock which were issued to the firm as Escrow Agent in connection with the issuance of an aggregate of $500,000 of Debentures in June 1997. The shares of Common Stock are being issued and held in escrow in order to ensure that they are available to the holders of the Debentures upon any conversion of the Debentures.


Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

5        Opinion of Lurio & Associates

23.1 Consent of Lurio & Associates (included in the opinion filed as Exhibit 5 hereto)

23.2     Consent of Ernst & Young LLP, Independent Auditors

28 Amendment to Consulting Agreement between Jerome M. Wenger and USA Technologies, Inc. dated April 1, 1997


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on August 5, 1997.

                                    USA TECHNOLOGIES, INC.


                           By:      /s/ George R. Jensen, Jr.
                                    -------------------------------------
                                    George R. Jensen, Jr.,
                                    President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                  Date
         ---------                                   -----                                  ----

/s/ George R. Jensen, Jr.                    Chairman of the Board,                     August 5, 1997
------------------------                     President and Chief
George R. Jensen, Jr.                        Executive Officer,
                                             (Principal Executive Officer)


/s/ Stephen P. Herbert                       Vice President,                            August 5, 1997
------------------------                     Director
Stephen P. Herbert


                                             Vice President,                            August  , 1997
------------------------                     Director
Keith L. Sterling


/s/ Leland P. Maxwell                        Vice President, Chief                      August 5, 1997
------------------------                     Financial Officer,
Leland P. Maxwell                           (Principal Accounting Officer)

/s/ William W. Sellers
------------------------                     Director                                   August 5, 1997
William W. Sellers


/s/ Peter G. Kapourelos                      Director                                   August 5, 1997
------------------------
Peter G. Kapourelos


                                             Director                                   August  , 1997
------------------------
Henry B. duPont Smith

                                             Director                                   August  , 1997
------------------------
William L. Van Alen, Jr.


                                  EXHIBIT INDEX



Exhibit No.                Description                                  Page No.
-----------                -----------                                  --------

5                          Opinion of Lurio & Associates

23.1                       Consent of Lurio & Associates
                           (included in the opinion filed
                           as Exhibit 5 hereto)

23.2                       Consent of Ernst & Young LLP,
                           Independent Auditors

28                         Amendment to Consulting Agreement
                           between Jerome M. Wenger and USA
                           Technologies dated April 1, 1997